                                                                   EXHIBIT 10.29


                              FIRST AMENDMENT TO

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS



     This First Amendment (the "Amendment") is made as of June 28, 1996 by and among GRAND PRIX ASSOCIATION OF LONG BEACH, INC. ("Grand Prix"), a California corporation, having its principal office at 3000 Pacific Ave., Long Beach, California 90806, AUTOMOTIVE SAFETY & TRANSPORTATION SYSTEMS, INC. (hereinafter referred to as the "Buyer" or "AST"), a California corporation and a wholly owned subsidiary of Grand Prix, having its principal place of business at 3000 Pacific Avenue, Long Beach, CA 90806, and MEMPHIS INTERNATIONAL MOTORSPORTS PARK, INC. (hereinafter referred to as the "Seller"), a Tennessee corporation, having its principal office at 5500 Taylor Forge Drive, Millington, Tennessee 38053.

     WHEREAS, the Seller and Grand Prix entered into an Agreement For Purchase And Sale Of Assets dated May 6, 1996 (the "Agreement") pursuant to which the Seller agreed to transfer and sell substantially all of the Seller's assets to Grand Prix in exchange for shares of the voting convertible preferred stock of Grand Prix on the terms and subject to the conditions of the Agreement;

     WHEREAS, the Seller and Grand Prix desire to amend the Agreement in accordance with the terms and provisions of this Amendment.

     THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Amendment, the parties agree as follows:

     I.   ARTICLE ONE: PURCHASE AND SALE OF ASSETS

     A.  Article I(A) of the Agreement, entitled Sale and Transfer of Assets, is
                                                 ---------------------------
hereby amended by deleting all of the terms and provisions thereof and substituting in lieu thereof the following as Article I(A):

     "A.  Sale and Transfer of Assets.  Subject to the terms and conditions set
          ---------------------------
forth in the Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, the following described assets:

     1. approximately 375 acres of land (outlined on Exhibit "A" hereto) together with all buildings and structures thereon (the "Real Property"), and the furniture, fixtures, and equipment located therein (including, but not limited to, concession stands and equipment (excluding fuel pumps and USTs which are being removed as described herein), maintenance facility and maintenance

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

          equipment) which are listed on Exhibit "B" hereto, situated in Shelby County, Tennessee, which is improved with, among other things, a 1/4 mile regulation NHRA approved drag strip with 14,238 grandstand seats, accompanying support facilities, a 5/8 mile oval with approximately 5,500 permanent grandstand seats and 10 corporate suites, an SCCA approved road course, and a 1/8 mile dirt oval with two sets of bleachers accommodating approximately 1,000 seats (the "Park"),

     2. Seller's contractual rights and powers under the contracts and agreements of Seller as described on Exhibit "C" hereto, subject to the obligations of Seller contained therein (the "Contracts");

     3.   the name "Memphis International Motorsports Park", and

     4. the unregistered trademark/servicemark (including any trademark/servicemark that Seller may register with the Tennessee Secretary of State after the date hereof) consisting of a checkered flag and wavy "M" depicted on Exhibit "D" hereto.

     All of which assets are sometimes collectively referred to as the "Assets"."

     B.   Article I(B) of the Agreement, entitled Consideration, Assumption of
                                                  ----------------------------
Certain Liabilities, is hereby amended by deleting all of the terms and
- -------------------
provisions thereof and substituting in lieu thereof the following as Article
I(B):

     "B.  Consideration, Assumption of Certain Liabilities.  In consideration
          -------------------------------------------------
for the Assets, Grand Prix and Buyer agree as follows:

     1. On the Closing Date, Seller will receive from Grand Prix a number of shares of Grand Prix's Series B voting preferred convertible shares, as hereinafter described, (the "Preferred Stock"), having an aggregate stated value of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), such value and number of shares to be based upon the offering price per share of the shares of common stock of Grand Prix offered by Grand Prix to secure financing for acquisition of the Assets (the "IPO"). The shares of Preferred Stock shall be convertible at any time and from time to time on and after June 30, 1997 into shares of Grand Prix's common stock, which will have the same rights, preferences and privileges as the common stock being issued in the IPO, (the "Common Stock") on a 1 share for 1 share basis subject to adjustment to reflect any and all stock splits, stock dividends, recapitalizations, options issued allowing for purchase of Common Stock for less than fair market value, or similar events, so that the Preferred Stock and conversion rights into Common Stock with

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

respect thereto are not diluted in any manner whatsoever after the Closing Date and prior to conversion into Common Stock.

          The Preferred Stock will bear an aggregate annual cumulative dividend rate equal to 4.185% of $2,500,000.00 (calculable and payable on a per share basis on or before each anniversary of Closing or upon conversion of all remaining Preferred Stock prior to such anniversary) until the date converted. Dividends shall cease on the date of conversion, or December 31, 1998 or upon payment of the unassumed indebtedness of Seller referred to below, whichever shall be earliest.

          If Seller does not convert any of the Preferred Stock into Common Stock on or prior to December 31, 1998, then Grand Prix shall, at any time during the month of January, 1999, call and redeem all of the Preferred Stock at a $.01 per share redemption price and the Buyer shall assume, pay and indemnify Seller, its shareholders and their legal representatives and heirs from and against all unpaid loan indebtedness of Seller not assumed by Buyers at Closing (as set forth on Exhibit "G" hereto) not to exceed the total sum of One Million Five Hundred Thousand Dollars ($1,500,000.00). If Seller exercises its right to convert any of the Preferred Stock, then Buyer shall have no obligation with respect to such unpaid loan indebtedness of Seller not assumed by Buyer at Closing. When used herein, the phrase "loan indebtedness of Seller not assumed by Buyer" or "unassumed indebtedness of Seller" shall mean that part of the total loan or other indebtednesses of Seller (as the same may be restructured in accordance with this Agreement), which may fluctuate from time to time in the ordinary course of Seller's business, which is not assumed by Buyer, and shall not mean any loan indebtedness of Seller incurred after Closing. Any amendments, modifications, renewals, extensions or other changes to such unassumed indebtedness of Seller made after Closing shall be subject to approval by Buyer. Notwithstanding any other provision of this Agreement to the contrary, Grand Prix consents to the pledge of the Preferred Stock by Seller as collateral with respect to such loan indebtedness of Seller not assumed by Buyer.

     2. Buyer agrees to assume, pay and perform all of Seller's agreements, duties and obligations (including, but not limited to, the assumption and payment of $2,500,000.00 of Seller's loan indebtedness) under only those contracts listed and as provided in Exhibit "E" (the "Assumed Liabilities"). It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind and nature other than those specifically assumed by Buyer under this Agreement."

     C.   Article I(C) of the Agreement, entitled Instruments of Conveyance, is
                                                  -------------------------
hereby amended by deleting all of the terms and provisions thereof and substituting in lieu thereof the following as Article I(C):

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

     "C.  Instruments of Conveyance.  Seller shall deliver assignments, bills of
          -------------------------
sale, deeds and such other instruments of conveyance as shall be effective to vest in the Buyer, or at the Buyer's direction Memphis International Motorsports Corporation, Inc. ("MIMC"), a Tennessee corporation and a wholly owned subsidiary of Buyer, all right, title and interest of the Seller in and to the Assets on the dates set forth below."

     D.   Article I(D) of the Agreement, entitled Further Assurances, is hereby
                                                  ------------------
amended by deleting all of the terms and provisions thereof and substituting in lieu thereof the following as Article I(D):

     "D.  Further Assurances.  Seller, at any time after the Closing Date, will
          ------------------
execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other documents, and instruments of transfer, reasonably requested by Buyer or at Buyer's direction MIMC, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyers or at Buyer's direction MIMC for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or at Buyer's direction MIMC, or reducing to possession, any or all property to be conveyed and transferred under this Agreement. If requested by Buyer or at Buyer's direction MIMC, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer or at Buyer's direction MIMC under this Agreement and that require prosecution or enforcement in Seller's name. Any such action or prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer's expense or at Buyer's direction MIMC's expense, unless the action, prosecution or enforcement is made necessary by a breach of this Agreement by the Seller."

     II.  ARTICLE TWO: CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     Each of the conditions precedent to Seller's performance as set forth in
Article VII of the Agreement as they relate to Grand Prix shall also relate to each of the Buyer as applicable.

     III. ARTICLE THREE: THE CLOSING

     All references in Article VIII of the Agreement, entitled The Closing, to
                                                               -----------
the "Buyer" or "Grand Prix" shall relate to the Buyer as applicable. Article VIII(C)(4) to the Agreement shall also apply to Grand Prix.

     IV.  ARTICLE FOUR: OBLIGATIONS OF GRAND PRIX AND BUYER AFTER CLOSING

     Article X of the Agreement, entitled Obligations of Grand Prix and Buyer
                                          -----------------------------------
after Closing, is hereby amended by deleting all of the
- -------------

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terms and provisions thereof and substituting in lieu thereof the following as
Article X:

     "A.  Employment of Key Personnel.  Buyer agrees that one of them will
          ---------------------------
continue to employ for a period of at least nine (9) months from and after the Closing Date the following persons (the "Employees") at not less than the salary they were receiving and in the position they occupied on December 31, 1995 and each such Employee will be paid severance equal to three (3) months salary if employment is terminated by Buyer who employs Employee at or after the expiration of such nine (9) month period: Bill Whitten, Janet Newman, John Graham and Pete Wickham. If Buyer terminates any Employee without cause prior to the expiration of such nine (9) month period, then Buyer shall pay such Employee all salary due plus salary for the balance of such nine (9) month
                        ----
period plus such severance pay equal to three (3) months salary.  Buyer shall
       ----
provide to each of the Employees at or before the Closing letters signed by Buyer who employs Employee confirming the foregoing employment agreement of such Buyer.

     B.   Grand Prix's and Buyer's Indemnity.  Grand Prix and the Buyer, jointly
          ----------------------------------
and severally, shall indemnify, defend, and hold harmless Seller, its shareholders and their legal representatives and heirs against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Seller or its shareholders or legal representatives or heirs shall incur or suffer, that arise, result from, or relate to (1) any breach of, or failure by Grand Prix or either of the Buyer to perform, any of Grand Prix's or Buyer representations, warranties, covenants, or agreements in this Agreement or in any certificate, exhibit, or other instrument furnished or to be furnished by Grand Prix or Buyer under this Agreement, including, but not limited to, the failure to pay when due (a) any of the Assumed Liabilities or (b) any liability required by this Agreement to be assumed by Grand Prix or Buyer after the Closing, and (2) Grand Prix's or the Buyer's use, possession and operation of the Assets from and after the Acquisition Date.

          Seller and such other indemnified parties shall promptly notify Grand Prix or Buyer of the existence of any claim, demand, or other matter to which Grand Prix's and the Buyer's indemnification and obligations would apply, and shall give Grand Prix and Buyer a reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided that Seller and such other indemnified parties shall at all times also have the right to fully participate in the defense at its own expense. If Grand Prix or Buyer, within a reasonable time after this notice, fail to defend, Seller and such other indemnified parties shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable

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

business judgment), the claim or other matter on behalf of, for the account, and at the risk, of Grand Prix and Buyer. If the claim is one that cannot by its nature be defended solely by Grand Prix or Buyer (including, without limitation, any federal or state tax proceedings), then Seller and such other indemnified parties shall make available all information and assistance that Grand Prix and Buyer may reasonably request."


     V.    ARTICLE FIVE:  SELLER'S INDEMNITY REGARDING UST'S AND CLINE
                          LAWSUIT

     In the event that the Closing takes place, Seller shall indemnify, defend, and hold harmless Buyer (or MIMC rather than Buyer if the Assets are transferred to MIMC pursuant to Article I(C)) against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Grand Prix and Buyer shall incur or suffer, that arise, result from, or relate to (a) the removal of the seven (7) underground storage tanks located in the Real Property (the "UST's") to be removed after the Closing and the costs of remediation of any contamination of the Real Property resulting from the use by Seller of any of such UST's on or prior to the Closing Date, except that Seller shall not be obligated to indemnify Buyer or MIMC for any acts or omissions of the Buyer or MIMC or their employees, agents or contractors, and (b) any liability of Seller that may arise in the lawsuit Richard F. Cline et al. v.
                                                  --------------------------
Memphis International Motorsports Park, Inc. et al., Docket No. 69328 T.D.-7,
- ---------------------------------------------------
Circuit Court of Tennessee for the Thirtieth Judicial District at Memphis.

     VI.   ARTICLE SIX:  SELLER'S COVENANT NOT TO COMPETE

     Article IX(E) of the Agreement, entitled Covenant Not To Compete, is hereby
                                              -----------------------
amended by deleting the words "fifty (50) mile radius" at the end of the first paragraph and substituting the words "one hundred fifty (150) mile radius" in lieu thereof.

     VII.  ARTICLE SEVEN:  TAX TREATMENT

     The acquisition of the Assets pursuant to this Agreement is intended to qualify as a reorganization under Section 368(a)(1)(C) and (a)(2)(C) of the Code. All references in the Agreement to "Section 368(a)(1)(c)" shall be amended to refer to such "Section 368(a)(1)(C) and (a)(2)(C)". Grand Prix and Buyer covenant and, if the Assets are transferred to MIMC pursuant to Article I(C) MIMC also covenants, that they will report the acquisition of the Assets as a tax-free reorganization under Sections 368 (a)(1)(C) and (a)(2)(C) of the Code.

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

     VIII.  ARTICLE EIGHT:     REPRESENTATIONS AND WARRANTIES OF
                             GRAND PRIX AND BUYER

     A. Grand Prix and Buyer, jointly and severally, represent and warrant that:

     1.   Corporate Existence.  Buyer is a Corporation duly organized, existing,
          -------------------
and in good standing under the laws of California.

     2.   Authority; No Consents Required.  Buyer has the right, power, legal
          -------------------------------
capacity and authority to enter into, and perform its obligations under, this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer has been duly authorized, and no further corporate action or authorization is necessary on the part of Buyer and this Agreement is a legal, valid and binding obligation of the Buyer. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement except for the registration statement with respect to any Common Stock issuable with respect to the Preferred Stock becoming effective pursuant to
Article XX of the Agreement.

     3.   No default.  The execution of this Agreement by the Buyer and the
          ----------
performance of its obligations will not violate or result in a breach of or constitute a default under the Buyer's Certificate of Incorporation or by-laws, as amended, or any agreement or order to which the Buyers is a party or by which it is bound.

     4.   Voting, Convertible Preferred Stock.  The shares of Preferred Stock to
          -----------------------------------
be delivered pursuant to this Agreement will be duly authorized and will, when so authorized by the Board of Directors of Grand Prix and issued in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and will possess, in addition to the dividend rights described in
Article I of the Agreement, the same voting rights and all other rights, preferences and privileges as Grand Prix's common stock and upon conversion into Common Stock, such Common Stock will have been duly authorized and will be validly issued and outstanding, fully paid and nonassessable, and will possess all of the rights, preferences and privileges as the Grand Prix's common stock being issued in the IPO. Buyer further covenants that it shall comply with all applicable securities laws and regulations in connection with the issuance of the Preferred Stock.

     5.   Tax Reporting.  Grand Prix and Buyer covenant that they will report
          -------------
the acquisition of the Assets contemplated by this

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

Agreement as a tax-free reorganization under Section 368(a)(1)(C) and (a)(2)(C) of the Internal Revenue Code of 1986 (as amended) (herein the "Code"). Buyer shall cooperate as reasonably requested by Seller in connection with such tax treatment.

     6.   Capital Stock.  The authorized, issued and outstanding capital stock
          -------------
of Grand Prix as of the date hereof is as follows:

   Class                                 Authorized   Outstanding
   -----                                 ----------   -----------

Common Stock                              20,000,000    3,590,590
Preferred Stock                           10,000,000
     Series A                                343,750      343,750
     Series B                                280,000          -0-

     7.   Parent Subsidiary Relationship.  Buyer is a wholly owned subsidiary of
          ------------------------------
Grand Prix and is controlled by Grand Prix within the meaning of Section 368 of the Code. MIMC is a wholly owned subsidiary of Buyer and is controlled by Buyer within the meaning of Section 368 of the Code.

     8.   Full Disclosure.  None of the representations and warranties made by
          ---------------
Buyer in this Agreement, or made in any certificate furnished or to be furnished by Buyer or on its behalf pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

     IX.  ARTICLE NINE:   REMEDIES

     All references in Article XV of the Agreement, entitled Remedies, to "Grand
                                                             --------
Prix" shall also be interpreted to include the Buyer.

     X.   ARTICLE TEN:     NOTICES

     All notices, requests, demands and other communications to the Buyer under this Agreement shall be given in the same manner as provided in Article XVII of the Agreement to the Buyer at either the address/fax given for Grand Prix or at:

               5500 Taylor Forge Road
               Millington, Tennessee 38053
               FAX: (901) 358-7274

     XI.  ARTICLE ELEVEN:   AMENDMENT

     All references to the "Agreement" in the Agreement and this Amendment shall mean the Agreement as amended by this Amendment. All references to the "Buyer" in the Exhibits to the Agreement shall also include AST. The terms and provisions of this Amendment

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

shall control in the event of any conflict between the terms and provisions of the Agreement and this Amendment.

     XII. ARTICLE TWELVE:  ENVIRONMENTAL PHASE I REPORT AND
                           CLEAN-UP

     The Seller agrees to be responsible for the cost of clean-up of the environmental matters recommended for clean-up in the ASI Envrironmental Phase I dated June ,1996 which are described and set forth on Exhibit A hereto (the "Clean-Up"). The Seller will initiate such Clean-Up as soon as is reasonably practical after the Closing Date and proceed to diligently complete such Clean-Up subject to any delays resulting from contingencies beyond its reasonable control.

     XIII. ARTICLE THIRTEEN:  SIGNATURES

     IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the day and year first above written.

                         GRAND PRIX ASSOCIATION OF
                         LONG BEACH, INC.  (Grand Prix)


                         By:  /s/ Marlene A. Davis
                             ---------------------
                         Print Name: Marlene A. Davis
                         Title: Chief Financial Officer

                         AUTOMOTIVE SAFETY & TRANSPORTATION
                         SYSTEMS, INC. (AST)


                         By: /s/ Marlene A. Davis
                             --------------------
                         Print Name: Marlene A. Davis
                         Title: Chief Financial Officer

                         MEMPHIS INTERNATIONAL MOTORSPORTS
                         PARK, INC. (Seller)


                         By:  /s/ Ed Gatlin
                              -------------------
                              Ed Gatlin, President

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